Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen New York Dividend Advantage
 Municipal Income Fund
  f/k/a Nuveen Insured New York Dividend
  Advantage Municipal Fund

811-09473

A special meeting of shareholders was held in the offices of Nuveen Investments on November 27, 2012;
at this meeting the shareholders were asked to vote on the approval of an Agreement and Plan of Reorganization. The special meeting was subsequently adjourned to December 14, 2012 and January 24, 2013.

Final voting results for January 24, 2013 are as follows:

<c> Common and Preferred shares voting
 together as a class

Preferred shares
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
                    4,008,141
                           348
   Against
                       323,632
                              -
   Abstain
                       160,538
                             42
      Total
                    4,492,311
                           390



Proxy materials are herein
incorporated by reference
to the SEC filing on October 24,
2012, under
Conformed Submission Type Form 497, accession number 0001193125-12-431809.